EXHIBIT 3(i).1

                            Articles of Incorporation
                                       of
                            TRAN.COM INDUSTRIES, INC.


                                Article I . Name

The name of this Colorado profit corporation is:
                  TRAN.COM INDUSTRIES, INC.


                               Article II. Address

The principal street address of the Corporation is:

                  TRAN.COM INDUSTRIES, INC.
                  44 East Mifflin
                  Suite 1000
                  Madison   WI      53703


               Article III. Duration, Voting and Preemptive Rights

The duration of the Corporation shall be perpetual. Cumulative voting of shares of common stock is authorized. There are no provisions limiting or denying to shareholders the preemptive right to acquire additional or treasury shares of the Corporation.


                            Article IV. Capital Stock

The Corporation shall have the authority to issue 50,000,000 shares of common stock par value zero per share. In addition, the Corporation shall have the authority to issue 7,500,000 shares of voting common stock par value $0.01 per share.


                           Article V. Registered Agent

The name and address of the registered agent of the Corporation is:

                  National Registered Agents, Inc.
                  1353 Grant Street, Suite 140
                  Denver CO 80203

                         Article VI . Board of Directors

The affairs of the Corporation shall be managed by a Board of Directors consisting of one director(s). The name and address of each person who will serve as a director until the first annual meeting of shareholders or until their successors are elected and qualify is:

         Michael Brozek
         44 East Mifflin
         Suite 1000
         Madison   WI  53703


                            Article VII. Incorporator

The name and address of the incorporator is:

         Corporate Creations International Inc.
         941 Fourth Street  #200
         Miami Beach  FL  33139

I the undersigned person of the age 18 years or more, acting as incorporator of the corporation under the corporation laws of the state of Colorado, adopt the above Articles of Incorporation. The Corporation is organized for any lawful purposes.





/s/ Greg K. Kuroda
--------------------------------------
CORPORATE CREATIONS INTERNATIONAL INC.
Greg K. Kuroda    Vice President

CERTIFICATE OF DESIGNATION
REGISTERED AGENT AND REGISTERED OFFICE


CORPORATION:

TRAN.COM INDUSTRIES, INC.


REGISTERED AGENT:

National Registered Agents, Inc.
1535 Grant Street, Suite 140
Denver CO  80203





I agree to act as registered agent to accept service of process for the corporation named above at the place designated in this Certificate. I agree to comply with the provisions of all statutes relating to the proper and complete performance of the registered agent duties. I am familiar with and accept the obligations of the registered agent position.








/s/ Greg K. Kuroda
--------------------------------
NATIONAL REGISTERED AGENTS, INC.
Greg K. Kuroda, Vice President

Date:    April 9, 1999